Exhibit 5.1

Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 gooodwinlaw.com +1 445 207 7800

September 30, 2026

Sagimet Biosciences Inc.

950 Tower Lane, Suite 1500

Foster City, California 94404

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-281582) (as amended or supplemented, the “Registration Statement”) filed on August 15, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Sagimet Biosciences Inc., a Delaware corporation (the “Company”) of up to $300,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on August 26, 2024. Reference is made to our opinion letter dated August 15, 2024 and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 30, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to (i) 8,750,010 shares (the “Primary Shares”) of Series A common stock, $0.001 par value per share (the “Common Stock”), of the Company, and (ii) pre-funded-warrants (the “Pre-Funded Warrants”) to purchase up to 2,750,010 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”, and together with the Primary Shares, the “Shares”) covered by the Registration Statement. The Primary Shares and Pre-Funded Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and, with respect to opinion paragraph 2, the law of the State of New York.

Based on the foregoing, we are of the opinion that:

1.	The Primary Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Sagimet Biosciences Inc.

September 30, 2026

2.

The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.	Assuming the Pre-Funded Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they would be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”) relating to the Primary Shares and Pre-Funded Warrants, which is incorporated by reference in the Registration Statement. We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP